EXHIBIT 24

POWER OF ATTORNEY

     Each of the undersigned hereby appoints any one of James S. Beard, Kent M. Adams, Douglas R. Oberhelman, Steven R. Elsesser, Edward J. Scott and R. Clay Thompson as his attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, to execute for each of the undersigned and in his name and capacity with Caterpillar Financial Services Corporation as listed below, and to file any of the documents hereinafter described relating to the issuance and offering of the Company’s debt securities up to a total of US$200,000,000 or its equivalent (including in such amount the offering price rather than the face value of any such securities sold at a discount from face value), such documents being: a Registration Statement to be filed with the Securities and Exchange Commission, any all other documents required to be filed with respect thereto with any regulatory authority, and all amendments to any of the foregoing, with all exhibits and documents required to be filed in connection therewith. The undersigned further grants unto said attorneys, each acting alone, with full powers of substitution and resubstitution, full power and authority to accomplish the foregoing registration as fully as the undersigned might do.

     Dated as of this 31st day of March, 2004.

Signature	Title

/s/ James S. Beard
James S. Beard	President, Director and Principal Executive Officer

/s/ Kent M. Adams
Kent M. Adams	Executive Vice President and Director

/s/ Douglas R. Oberhelman
Douglas R. Oberhelman	Director

/s/ Steven R. Elsesser
Steven R. Elsesser	Controller and Principal Accounting Officer

/s/ Edward J. Scott
Edward J. Scott	Principal Financial Officer and Executive Vice President

/s/ R. Clay Thompson
R. Clay Thompson	Secretary